Exhibit 99



                      CORNERSTONE REALTY INCOME TRUST, INC.
                                  FOR IMMEDIATE

     RELEASECORNERSTONE REALTY TO ACQUIRE APPLE RESIDENTIAL IN A TRANSACTION
                      VALUED AT APPROXIMATELY $350 MILLION

RICHMOND,  Virginia,  March 31 -- Cornerstone  Realty Income Trust,  Inc. (NYSE:
TCR) announced today that it has entered into a definitive merger agreement with Apple Residential Income Trust, Inc. ("Apple"), in a transaction valued at approximately $350 million. Apple is a publicly-held, non-traded real estate investment trust (REIT), presently advised and managed by Cornerstone, that owns 27 communities, containing 7,034 apartment homes, located principally in the Dallas/Fort Worth metropolitan area. The merger will create a leading owner and operator of apartment properties in the southern United States, with a total pro forma market capitalization of approximately $1 billion and a portfolio of 85 multifamily communities, containing 20,496 apartment units.

          "We are excited about bringing together the Cornerstone and Apple companies," said Glade M. Knight, Chairman and Chief Executive Officer of Cornerstone. "Cornerstone is a leading operator of apartment properties in the southeastern United States and the acquisition of Apple provides us with an ideal opportunity to enter dynamic Texas markets. Because Cornerstone has served as Apple's advisor and manager, we are very familiar with the Apple portfolio and feel confident that the portfolio will make a strong contribution to Cornerstone's future operating results. We believe that this transaction will help achieve Cornerstone's long-term strategic plan to maximize shareholder value."

          "Financially, we believe this transaction will provide multiple benefits," stated Mr. Knight. "Specifically, we expect Cornerstone to realize immediate and long-term accretion to funds from operations (FFO) and significant balance sheet flexibility with a lower debt to total market capitalization ratio of approximately 25%. In addition, we anticipate that the combined company's larger size will provide greater access to capital on more attractive terms."

          Under the terms of the merger agreement, Apple shareholders will receive 0.40 of a share of Cornerstone $25.00 Series A convertible preferred stock (the "Series A Preferred Stock") for each share of Apple common stock. The Series A Preferred Stock will have a first year dividend yield of 8.50%, which will increase to 9.00% in the second year and 9.50% in the third year and thereafter. Each share of Series A Preferred Stock carries a $25.00 per share liquidation preference and is convertible into 1.5823 shares of Cornerstone common stock, which reflects a conversion price of $15.80 for Cornerstone common stock. After five years, the Series A Preferred Stock will be redeemable at $25.00 per share plus any accrued dividends, at the option of Cornerstone, in whole or in part, for cash or stock, subject to certain conditions. In addition, Cornerstone will assume approximately $32.1 million of Apple debt with an average interest rate of approximately 6.475%.

          The  Apple  and  Cornerstone  Boards  of  Directors  have  unanimously approved the merger. The transaction has been structured as a tax-free reorganization and will be accounted for under the purchase method of accounting. It is expected that the combined company will maintain Cornerstone's current common share dividend, as well as its common share dividend policy.





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          After the merger,  Glade M. Knight and other senior executive officers of Cornerstone will continue to serve in their present capacities. Cornerstone's Board of Directors will remain unchanged and the company will continue to be headquartered in Richmond, Virginia.

          Mr. Knight has agreed to waive his right to receive approximately $3.5 million from change of control provisions in his Apple stock option agreement. In consideration for waiving this right, Cornerstone will grant Mr. Knight comparable options to purchase common stock of the combined company at a market exercise price on the date of the grant.

          The merger is subject to the approval of Cornerstone's and Apple's shareholders, as well as other customary closing conditions, and is expected to close in July 1999. A registration statement relating to the approval of the merger and the offering of the securities to be issued with the merger will be filed with the Securities and Exchange Commission shortly. In connection with the transaction, Cornerstone was advised by PaineWebber Incorporated and Apple was advised by Bowles Hollowell Conner, a subsidiary of First Union Capital Markets Corp.

          Cornerstone Realty Income Trust, Inc. is a self-administered and self-managed real estate investment trust that specializes in the acquisition, repositioning, management and ownership of multifamily communities located in North Carolina, Virginia, South Carolina and Georgia. The company's portfolio consists of 58 communities, aggregating 13,462 apartment units. More information about Cornerstone Realty Income Trust may be found on Cornerstone's web site at http://www.cornerstonereit.com.

          Information contained in this press release may constitute "forward-looking statements" within the meaning of federal securities laws. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the future results, performance or achievements of the Company to be materially different from any forward-looking statements.
These statements are not guarantees of future performance because actual operating results may materially differ from these predictions. Factors that could cause actual results to materially differ from management's projections, estimates and expectations include, but are not limited to, local market conditions, the ability to achieve projected costs, occupancy levels and revenues and other factors discussed periodically in the Company's reports filed with the Securities and Exchange Commission.



                       For additional information contact:
                                 Glade M. Knight
                      Chairman and Chief Executive Officer

                                 S. Jay Olander
                Senior Vice President and Chief Financial Officer

                                David S. McKenney
                   Senior Vice President of Corporate Services
                             Phone: (804) 643-1761